As filed with the Securities and Exchange Commission on November 24, 2014
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________________________

SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	22-1901645 (IRS Employer Identification Number)
1 South Jersey Plaza
Folsom, New Jersey 08037
(609) 561-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________________________
Edward J. Graham
Chairman and Chief Executive Officer
South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, New Jersey 08037
               (609) 561-9000
(Name, address and telephone number of agent for service)
___________________________________________

with a copy to:

Richard J. Busis, Esq.
Cozen O’Connor
1900 Market Street
Philadelphia, Pennsylvania 19103
(215) 665-2000
___________________________________________
      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(1)
Common Stock, $1.25 par value	5,177,642	$56.49	$292,484,996.58	$32,962.16
(1)The Registrant previously registered 3,000,000 shares of Common Stock on its Registration Statement on Form S-3 (File No. 333-182507), which is referred to as the Prior Registration Statement and was filed with the Commission on July 2, 2012. As of the date of this Registration Statement, 177,642 shares of Common Stock registered under the Prior Registration Statement remain unsold. Pursuant to Rule 457(p), $1,024.60, which is the aggregate total dollar amount of the filing fee from the Prior Registration Statement associated with such unsold shares of Common Stock, is being used to offset the current filing fee for this Registration Statement. Before such offset, the filing fee for the 5,177,642 shares of Common Stock being registered in this Registration Statement would have been $33,986.76. The offering of securities on the Prior Registration Statement will be deemed terminated as of the date hereof.
(2)    Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of a stock split, stock dividend or similar transaction.
(3)    Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Stock of the Registrant as reported by the New York Stock Exchange on November 19, 2014, pursuant to Rule 457(c).     23

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

5,177,642 Shares of Common Stock
___________________________________________

We are offering shares of our common stock through our Dividend Reinvestment and Direct Stock Purchase Plan. The Plan provides you with a convenient and economical way to purchase shares. Some of the significant features of the Plan are:

•	You may participate in the Plan if you own our common stock. If you do not own our stock, you can participate in the Plan by making a minimum initial investment of $100 in our stock through the Plan.

•	You may have some or all of your cash dividends on our stock automatically reinvested in shares.

•
You may purchase shares by making optional cash investments; provided that each optional cash investment is at least $25 and that all cash investments in a calendar year do not exceed an aggregate of $100,000. In some instances we may permit greater optional cash investments.

•
Shares purchased under the Plan will be at market-based prices, which may include a discount of up to 5%. If we offer a discount, such discount (or different discounts) may apply to shares purchased pursuant to dividend reinvestments, optional cash purchases, or optional cash purchases in excess of $100,000 per calendar year. We may change or eliminate any such discounts from time to time in our sole discretion.

Participation in the Plan is voluntary; you may withdraw from the Plan at any time.
Our common stock trades on the NYSE under the ticker symbol “SJI.” On November 19, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $56.51 per share.
Investing in our common stock involves risk. See “Risk Factors” on page 3 as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.
__________________________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_____________________________________
The date of this prospectus is November 24, 2014

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	3

SOUTH JERSEY INDUSTRIES	4

DESCRIPTION OF THE PLAN	4

Purpose	4

Participation Alternatives	5

Advantages and Disadvantages	5

Administration; Plan Information	6

Participation	7

Participation by Employees	8

Dividend Reinvestment Options	9

Optional Cash Investments	10

Purchases of Shares	13

Share Certificates and Safekeeping	14

Sale and Transfer of Shares	15

Termination of Participation	16

Fees and Commissions	17

Reports and Notices to Participants	18

U.S Federal Tax Consequences	18

Other Information	20

PLAN OF DISTRIBUTION	21

WHERE YOU CAN FIND MORE INFORMATION	22

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	22

USE OF PROCEEDS	23

LEGAL MATTERS	23

EXPERTS	23

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement and provides you with a general description of the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC website, http://www.sec.gov, or at the offices mentioned under the heading “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
This prospectus supersedes any prior Plan prospectuses in their entirety.
Unless the context suggests otherwise, the terms “SJI,” “we,” “our” and “us” refer to South Jersey Industries, Inc. and, where applicable, its subsidiaries; the terms “stock” and “shares” refer to our common stock; and the terms “you” and “your” refer to a prospective investor or participant in the Plan.
RISK FACTORS
Our business is subject to uncertainties and risks, and investing in our common stock involves risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in other filings with the SEC. We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem not material may also adversely affect our business, operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of our stock to decline, perhaps significantly, and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS
This prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to our financial condition, results of operations, business plans and our future performance that are based on the beliefs and assumptions of our management and the information available to management at the time that these disclosures were prepared.
All statements in this prospectus, including information incorporated by reference, other than statements of historical fact should be considered forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this prospectus or any document incorporated by reference, words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies.
A discussion of these and other risks and uncertainties may be found in our most recently filed Annual Report on Form 10-K and our other SEC filings incorporated by reference into this prospectus. These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus or, in any document incorporated by reference, the date of such document. While we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, we undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.
SOUTH JERSEY INDUSTRIES
South Jersey Industries is a diversified holding company, incorporated in New Jersey. We currently provide a variety of energy-related products and services, primarily through the following subsidiaries:

•	South Jersey Gas Company, a regulated natural gas utility that distributes natural gas in the seven southernmost counties of New Jersey.

•	South Jersey Energy Company, which acquires and markets natural gas and electricity to retail end users and provides total energy management services to commercial and industrial customers.

•	Marina Energy LLC, which develops and operates on-site energy-related projects.

•	South Jersey Resources Group, LLC, which markets natural gas storage, commodity and transportation assets on a wholesale basis in the mid-Atlantic, Appalachian and southern states.

•
South Jersey Energy Service Plus, LLC, which services residential and small commercial HVAC systems, installs small commercial HVAC systems, provides plumbing services and services appliances under warranty via a subcontractor arrangement.

•	South Jersey Exploration, LLC, which owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.

•	SJI Midstream, LLC, which is an equity owner in the PennEast pipeline project.
Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

SOUTH JERSEY INDUSTRIES, INC.
DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
DESCRIPTION OF THE PLAN
The following statements in question-and-answer form constitute the full provisions of our Dividend Reinvestment and Direct Stock Purchase Plan.
Purpose

1.	What is the purpose of the Plan?
The purpose of the Plan is to provide current owners of our stock, as well as interested new investors, with a convenient and economical way to purchase additional shares of our common stock, by reinvesting all or a portion of their cash dividends in shares and by making optional cash purchases of additional shares.
However, the Plan is primarily intended to benefit long-term investors, and not individuals or institutions who engage in short-term trading activities. We may modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which we believe are inconsistent with the purposes of the Plan.
Participation Alternatives

2.	What alternatives do you have for the reinvestment of dividends?
A participant in the Plan may elect one of the following three alternatives:

•	Full dividend reinvestment. You may have cash dividends on all of your shares automatically reinvested in shares.

•
Partial dividend reinvestment. You may specify a fixed number of full shares or a percentage of your total shares on which you would like to receive cash dividend payments, or you may specify up to a fixed dollar amount for cash dividend payments. Dividends on any remaining shares, then or in the future, for which you have not specifically requested cash payment, or, if applicable, dividends above the fixed dollar amount you set, will be reinvested.

•	All dividends paid in cash (no dividend reinvestment). Cash dividends on all of your shares will be paid in cash.
Cash dividend payments not reinvested will be paid by check or, upon request, by direct deposit to an account at a bank or financial institution with an American Bankers Association issued routing transit number (a U.S. bank or financial institution). Direct deposit requests for dividend payment must be received by the Plan Administrator at least five business days in advance of the record date for a dividend payment to be effective for such dividend. You can update your election in writing to the Plan Administrator or through the Plan Administrator’s shareholder portal, once you have created an account, at http://shareholder.broadridge.com/sji.

3.	What alternatives do you have for cash purchases of shares?
Regardless of which option you choose for dividend reinvestment, once you are a participant in the Plan, you may make optional cash investments of at least $25 at any one time up to aggregate purchases of $100,000 per calendar year, unless we, in our sole discretion waive such aggregate limit. For purposes of calculating this dollar limit, Plan accounts under common control or management may be aggregated and deemed to be one account.
Eligible employees may also invest in our stock through automatic payroll deductions.

Advantages and Disadvantages

4.	What are some of the advantages of participating in the Plan?
A participant will obtain the following advantages:

•	Reinvestment of dividends: Dividends paid on all or part of your shares can be automatically reinvested in shares.

•
No fees on reinvestment of dividends: No brokerage fees or commissions, service charges or other direct expenses will be paid by you in connection with reinvesting dividends under the Plan. Any such dividend reinvestment related expenses will be paid by us.

•
Discount: We may, in our sole discretion, offer a discount of up to 5% of the “market price,” calculated as set forth in Questions 21 and 23 (inclusive of any applicable service charges and trading fees paid by us), on purchases of shares under the Plan, either through dividend reinvestment, optional purchases or optional purchases above the $100,000 aggregate calendar year limit. We may change or eliminate any such discounts at any time in our sole discretion. See Question 25.

•
Fractional shares: All cash dividends paid on your shares designated for dividend reinvestment and all optional cash investments made by you are fully invested in additional shares because the Plan permits fractional share interests to be credited to Plan accounts. In addition, dividends will be paid on, and may be reinvested with respect to, such fractional share interests.

•
Certificate safekeeping: You will avoid the need for safekeeping of stock certificates for shares credited to your account under the Plan because those shares are credited and maintained electronically. For safekeeping, you may also surrender to the Plan Administrator certificates for shares which you now hold for conversion to book-entry (electronic) form. You pay no fee for this service. Because you bear the risk of loss in sending certificates to the Plan Administrator, certificates should be sent, unendorsed, by registered mail, return receipt requested and properly insured. Please do not send stock certificates to the corporate offices of SJI.

•
Simplified recordkeeping: Participants are furnished periodic statements which show the detail of each transaction and indicate the share balance of the Plan account, providing a simplified method of recordkeeping.

•
Online transactions through shareholder portal: Participants can review and maintain account information, perform routine share transactions, revise certain elections, or access forms and information through the Plan Administrator’s portal at http://shareholder.broadridge.com/sji.

•	Eligible employees may use payroll deduction: Eligible employees may also make optional purchases of shares through automatic payroll deductions.

5.	What are some of the disadvantages of participating in the Plan?

•	No interest paid on funds pending investment: No interest is paid on dividends or optional cash investments held by the Plan Administrator pending reinvestment or investment.

•
No control over timing or purchase price of shares purchased under the Plan: You have no control over the share price or the timing of the purchase of shares. You cannot designate a specific price or a specific date at which to purchase shares. If you send in a payment for an optional cash purchase, the price of our stock may go up or down before a purchase is made. In addition, because the purchase price for shares purchased under the Plan are based on certain average prices, you may pay a higher price for shares purchased under the Plan than for shares purchased on the same date outside of the Plan. See Questions 19, 21 and 23.

•
No control over timing or price of shares sold by the Plan Administrator. If you sell any shares held in your Plan account through the Plan Administrator, you will not be able to direct the time or price at which the shares are sold. The price of our stock may go down before the sale is made. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you if you elect to sell your stock through a broker that you have selected.

•	You will pay certain fees for shares sold by the Plan Administrator. You will be charged certain fees in connection with a sale of shares by the Plan Administrator. See Question 34.

Administration; Plan Information

6.	Who administers the Plan?
Broadridge Corporate Issuer Solutions, Inc. has been appointed Plan Administrator of the Plan. Enrollment, purchase or sale of share requests and other transactions or services offered under the Plan should be directed to the Plan Administrator through use of any of the following:
Telephone
Customer Service Representatives are available from 9:00 a.m. to 6:00 p.m., Eastern Time, Monday through Friday (excluding holidays), toll-free within the United States and Canada: 1-888-754-3100.

In Writing
You may write to the Plan Administrator at the following address:

Standard Mail:	South Jersey Industries, Inc. c/o Broadridge Corporate Issuer Solutions P.O. Box 1342 Brentwood, NY 11717-0718
Overnight Mail:	South Jersey Industries, Inc. c/o Broadridge Corporate Issuer Solutions 1155 Long Island Avenue Edgewood, NY 11717-0718
Be sure to include your name, address, account number, company name (both as shown on your statement) and daytime phone number on all correspondence.
Electronic Access
Access to general forms and information regarding the Plan are both provided in the “Investors” section of the South Jersey Industries website at www.sjindustries.com, by clicking on Shareholder Services. Specific account or transaction related forms and information can be accessed through a shareholder portal provided by the Plan Administrator at http://shareholder.broadridge.com/sji. Participants can set up an account login and password that will allow them to directly access their account information and perform routine share transactions.
The Plan Administrator may use, and commissions may be paid to, a broker-dealer that is affiliated with the Plan Administrator. We may replace the Plan Administrator at any time upon written notice to the Plan Administrator and may designate another qualified administrator as successor Plan Administrator for all or a part of the Plan Administrator’s functions under the Plan. All participants would be notified of any such change. If we change the Plan Administrator, references in this prospectus to Plan Administrator shall be deemed to be references to the successor Plan Administrator, unless the context requires otherwise.
Participation

7.	Who is eligible to participate in the Plan?
Non-Shareholders:  If you do not currently own any of our stock, you may participate in the Plan by completing the Direct Stock Purchase and Dividend Reinvestment Form available under the “Need a Form?” section of the Plan Administrator’s shareholder portal at http://shareholder.broadridge.com/sji, and submitting it to the Plan Administrator with an initial purchase of not less than $100 and not more than $100,000 of shares. You must furnish your tax identification number to the Plan Administrator when opening a Plan account, and that tax identification number will not be accepted for more than one

Plan account. You may fund your initial investment in either of the following ways: (a) by mailing with your Direct Stock Purchase and Dividend Reinvestment Form a check, made payable to “Broadridge,” subject to the minimum and maximum amounts set forth above; or (b) by authorizing a one-time deduction of a similar amount from your account at a U.S. bank or financial institution using the electronic access option (see Question 6), or by authorizing such deductions in writing to the Plan Administrator. Citizens or residents of a country other than the United States are eligible to participate if such participation would not violate laws applicable to the Company or the participant.
Record Owners:  If you own our stock in your own name as a “record owner,” you are eligible to participate directly in the Plan.
Beneficial Owners:  You are a “beneficial owner” if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. Beneficial owners of our shares are not eligible to participate in the Plan. To participate in the Plan you must contact your bank, broker or other nominee and have one or more shares of our stock transferred into your own name, so that you will become the record owner of such shares. Once you become a record owner of shares, you can enroll in the Plan as described in Question 8 below. If you leave any of your shares in a brokerage account or in the name of a bank, broker or other nominee, such “beneficially owned” shares will not be able to be included in your Plan account or participate in the dividend reinvestment aspect of the Plan.
Employees. All full-time, regular employees of ours or any of our subsidiaries are eligible to participate in the Plan. Eligible employees, like any other participant who is not a record owner of any shares, are required to purchase at least $100 to enroll and participate in the Plan. See Question 11.
We reserve the right to terminate any participant’s participation in the Plan for any reason and at any time.

8.	How do I participate?
Non-Shareholders. If you do not currently own any of our stock, you may participate in the Plan by making an initial purchase of not less than $100 and not more than $100,000 of shares through the optional cash investment feature of the Plan. See Question 7.
Current shareholders holding shares in their own name. If you own shares that are registered in your name (not the name of a broker, bank or other nominee), you can enroll in the Plan by (a) contacting the Plan Administrator directly at 1-888-754-3100 to discuss arrangements for your existing shares to be moved into the Plan, (b) completing a Direct Stock Purchase and Dividend Reinvestment Form and submitting it to the Plan Administrator or (c) going online through the Plan Administrator’s shareholder portal at http://shareholder.broadridge.com/sji. As a record holder, you may participate in any or all of the services of the Plan.
Current shareholders holding through a bank, broker, or other nominee. As indicated in Question 7 above, shares you hold in a brokerage account or in the name of a bank, broker or other nominee are not eligible to participate in the Plan. If you don’t own any shares registered in your name, you must first become a record holder by instructing your broker, bank or other nominee to reregister some or all of your shares in your name. Once the shares are reregistered in your name, you can enroll in the Plan as set in the previous paragraph - “Current shareholders holding shares in their own name.”

9.	When may I join the Plan?
You can enroll in the Plan at any time. However, the Direct Stock Purchase and Dividend Reinvestment Form, and initial investment, if applicable, must be received by the Plan Administrator at least five business days before the record date for a dividend payment in order for the enrollment in the Plan to be effective for that dividend payment. Dividend record dates are noted on our website in the Shareholders Services section of the Investors page.

10.	If I join the Plan, must I own a minimum number of shares?
Yes. You must maintain a balance of at least one share to keep your Plan account open. Current participants in the Plan are allowed twelve months from the date of this prospectus to invest enough to reach the required one-share minimum balance. New participants who join the Plan after the date of this prospectus are required to maintain the minimum balance upon joining the Plan and during their participation in the Plan (provided, if a new participant joins the Plan by an initial purchase of at least $100 and that initial investment was not sufficient to purchase at least one whole share, such participant will be allowed up to three months to reach the minimum share ownership requirement). The Plan Administrator reserves the right to sell, without prior notification, the fractional share in an account in which the share balance fails to meet the minimum one share requirement after the applicable period of participation in the Plan. We may, in our sole discretion, waive this requirement for a Plan account.
Participation by Employees

11.	How does an employee participate?
An eligible employee may join the Plan at any time by completing a Direct Stock Purchase and Dividend Reinvestment Form and returning it to the Plan Administrator. The Form may be obtained by request to SJI, Attention: Investor Relations, on our website, at www.sjindustries.com by clicking on “Investors” and then on Dividend Reinvestment under the “Shareholder Services” tab, or in the Plan Administrator’s shareholder portal at http://shareholder.broadridge.com/sji. Each Form for an eligible employee who is not a registered shareholder must be accompanied by a check in an amount of at least $100 but not more than $100,000. After an employee’s initial investment, the employee can further fund the purchase of shares in the same manner as other participants or through payroll deduction. For more information or to participate in payroll deduction, please contact the Investor Relations representative in our Corporate Office at 609-561-9000, extension 4173.

12.	How do payroll deductions work?
An employee can request a Payroll Deduction Authorization and Change Form from the SJI Investor Relations representative on which the employee can specify the amount to be withheld from his or her pay for each pay period. The minimum deduction is $10.00 per pay period. Payroll deduction authorizations may continue for an indefinite period and may be changed by following the procedures set forth in Question 13.

13.	How does an employee change the amount of payroll deduction or method of participation?
An employee may change or terminate his or her payroll deductions employee by submitting a revised Payroll Deduction Authorization and Form to Investor Relations, indicating the revised preferences. Any requested change in or termination of payroll deductions will become effective as soon as practicable following our receipt of the employee’s request. Employees should consider our policy regarding purchase and sale of our securities before making a change to, or terminating, payroll deductions or method of participation in the Plan as such modifications may be prohibited under certain circumstances.

14.	When will payroll deduction share purchases be made?
Shares purchases via payroll deductions will be made at the same time as optional cash purchases are made for the month following the month in which the deduction is taken from the employee’s pay. For example, a payroll deduction made in April will be used to purchase shares at the end of May. See Question 19. No interest will be paid on such deductions pending investment.
Dividend Reinvestment Options

15.	What are my dividend reinvestment options under the Plan?
A participant in the Plan may elect one of the following three alternatives:

•	Full dividend reinvestment. You may have cash dividends on all of your shares automatically reinvested in shares.

•
Partial dividend reinvestment. You may specify a fixed number of full shares or a percentage of your total shares on which you would like to receive cash dividend payments, or you may specify up to a fixed dollar amount for cash dividend payments. Dividends on any remaining shares, then or in the future, for which you have not specifically requested cash payment, or, if applicable, dividends above the fixed dollar amount you set, will be reinvested.

•	All dividends paid in cash (no dividend reinvestment). Cash dividends on all of your shares will be paid in cash.

Cash dividend payments that are not reinvested will be paid by check or, upon request, by direct deposit to an account at a U.S. bank or financial institution. Direct deposit requests for dividend payment must be received by the Plan Administrator at least five business days in advance of the record date for a dividend payment to be effective for such dividend.
If you submit a Direct Stock Purchase and Dividend Reinvestment Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option.

16.	How do I change my dividend reinvestment option?
You may change your dividend reinvestment option by submitting a Direct Stock Purchase and Dividend Reinvestment Form to the Plan Administrator, or electronically via the Plan Administrator’s online shareholder portal. The Plan Administrator must receive your revised election at least five days before the record date for a dividend payment in order for the change to be effective for that dividend payment. Dividend record dates are noted on our website in the Shareholders Services section of the Investors page.

17.	When are dividends reinvested?
The Plan Administrator will invest dividends in additional shares that are purchased directly from us on the dividend payment date, unless the dividend payment date is not a day on which the NYSE is open for trading, in which case the dividends will be invested on the next trading day. In the case of purchases in the open market or in privately negotiated transactions with third parties, the Plan Administrator will make such purchases beginning on or after the dividend payment date, and in any case within 30 days of such date. Dividends are payable when, as and if declared by our board of directors. While there is no assurance that dividends will continue to paid (or the amount of any such dividends), we have typically paid dividends quarterly. No interest will be paid on funds held by the Plan Administrator pending investment.
Optional Cash Investments

18.	How do I make optional cash investments?
Optional cash investments allow you to purchase, on a monthly basis, more shares than you could purchase just by reinvesting dividends. You can make optional cash investments even if you have not chosen to reinvest your cash dividends. You are not obligated to make any optional cash investments or to continue to do so; provided, however, if you are purchasing shares by means of automatic monthly investments, as described below, and wish to modify or discontinue those automatic investments, you must notify the Plan Administrator at least five business days prior to the 25th calendar day of the month for the change to be effective for such next scheduled share purchase date. Purchase dates are noted on the Investors section of our website, under Shareholder Services, and under Dividend Reinvestment Plan. See Question 19.
Once you have enrolled in the Plan by submitting a Direct Stock Purchase and Dividend Reinvestment Form, you may make optional cash investments at any time in three ways:

•
you can mail a check for a minimum of $25 (but not more than an aggregate of $100,000 in a calendar year) to the Plan Administrator payable to “Broadridge” using the coupon located at the bottom of your statement;

•
you can authorize in writing or via the Plan Administrator’s online shareholder portal one-time optional cash investments, not more often than once per calendar month and with each such investment for a minimum of $25 (but not more than an aggregate of $100,000 in a calendar year), by electronic transfer from your account at a U.S. bank or financial institution. Electronic transfer requests must be established five business days prior to the 25th calendar day of the month, on which deductions will be made (or if such day is not a business day, on the business day next following such day); or

•
you can authorize automatically recurring monthly investments of at least $25 but not more than an aggregate of $100,000 in a calendar year by electronic transfer from your account at a U.S. bank or financial institution in writing using the Direct Stock Purchase and Dividend Reinvestment Form or electronically via the Plan Administrator’s online shareholder portal. Electronic transfer requests must be established five business days prior to the 25th calendar day of the month, on which deductions will be made (or if such day is not a business day, on the business day next following such day).

All investment funds received by electronic transfer must be readily available to the Plan Administrator no later than the 25th calendar day of the month (or if such day is not a business day, on the next business day following such day) for the funds to be invested that month. For example, if you are submitting an electronic transfer, the account verification process (which can take up to five days) must be completed, and funds must be eligible and available for electronic transfer by the 25th calendar day of the month. If you are submitting a check, the check must be in the possession of the Plan Administrator no later than two business days prior to the purchase date. The Plan Administrator will invest funds received after this deadline in the next succeeding month. No interest will be paid on funds held by the Plan Administrator pending investment.
If any check or other deposit is returned unpaid for any reason, or the pre-designated bank account does not have sufficient funds for an automatic debit, the Plan Administrator will consider the request for investment of that purchase null and void and will immediately remove from your Plan account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your Plan account as necessary to satisfy the uncollected balance. There is a $25 fee for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your pre-designated U.S. bank account. This fee will be collected by the Plan Administrator through the sale of the number of shares from your account necessary to satisfy the fee.
Once you submit an optional payment, the Plan Administrator will not be obligated to return it.

19.	When will shares for optional cash investments be purchased?
The Plan Administrator will invest all initial and optional cash purchases (including any employee payroll deductions) by a shareholder of up to an aggregate of $100,000 in a calendar year in whole and fractional shares purchased directly from us on the last trading day of each month, except for months in which our fiscal quarters end (March, June, September and December). For December, shares purchased from us will typically be made on December 30, or if such day is not a trading day, on the trading day immediately preceding December 30. For the other three quarter ends, shares purchased from us will typically be on the second trading day of the following calendar month to coincide with our typical dividend payment dates, if dividends are paid in such months. This system results in no monthly purchases in March, June and September. Instead, there will be two purchases in April, July and October (although for purposes of the descriptions of the timing of purchases and when funds or instructions must be received, the purchases on or about April 2, July 2 and October 2 will be deemed to be the monthly purchases for March, June and September, respectively). Purchase dates are noted on the Investors section of the SJI website, under the Dividend Reinvestment tab in the Shareholder Services pull-down menu. In the case of purchases in the open market or through privately negotiated transactions, the Plan Administrator will make such purchases beginning on or after the last calendar day of the applicable month, and in any case within 30 days of such date. Please see Question 21 for more detailed information on optional cash purchases in excess of an aggregate of $100,000 in a calendar year.

20.	What are the minimum and maximum amounts for optional cash investments?
Optional cash purchases are subject to a monthly minimum purchase requirement of $25 and a maximum purchase limit of an aggregate of $100,000 in a calendar year. In certain instances, however, we may, in our sole discretion, permit optional cash purchases that exceed the $100,000 aggregate annual maximum. Please see Question 21 for more detailed information on optional cash purchases in excess of the aggregate limit.
    For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. In addition, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

21.	May I invest more than an aggregate of $100,000 in a calendar year pursuant to the optional cash investment feature?
Yes, if you request a waiver of the $100,000 aggregate calendar year limit and we grant your waiver request. To obtain approval, you should request a Request for Waiver form by contacting us at the Investor Relations staff at SJI via email at investorrelations@sjindustries.com. Completed Request for Waiver forms should be returned electronically to the same email address, or sent via fax to 609-561-8225, Attention: Investor Relations. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. If we approve your request, we will notify you via return email or fax. You must send the approved amount to the Plan Administrator per the instructions on the Request for Waiver form. If such funds are not received two business days prior to the purchase date, your waiver request and any subsequent approval will be voided for that month. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to: our current and projected capital needs; prevailing market prices of our stock and other securities; the shareholder submitting the request and the extent and nature of such shareholder’s prior participation in the Plan; and general economic and market conditions.
We may, in our sole discretion, offer a discount of up to 5%, with respect to the purchase of shares made pursuant to approved waiver requests. The Waiver Discount for a particular month may differ from any discount that may be applied to dividend reinvestments or optional cash investments that do not exceed the $100,000 aggregate limit in the same month. The Waiver Discount may also vary from month to month, but will apply uniformly to all optional cash investments made pursuant to waiver requests with respect to a particular month.

Shares purchased from us in excess of the Plan maximum investment amount pursuant to the optional cash investment feature will be priced as follows:

•	Investments for which a waiver has been granted will be made subject to a “pricing period,” which will consist of one to ten days during which trading of our common stock is reported on the NYSE.

•
We may, in our sole discretion, for any pricing period establish a minimum, or “threshold,” price that the average of the high and low sales prices of our stock, as reported by the NYSE, must equal or exceed during each trading day of the pricing period for purchases made pursuant to a waiver request. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period and the calculation of the purchase price.

•
If we do not establish a threshold price for a particular month, the price per share purchased from us pursuant to an approved waiver request will be equal to the average of the high and low sales prices of our common stock, as reported on the NYSE, for each of the trading days in the pricing period, less any applicable Waiver Discount. If there are no sales of shares on one or more of the trading days in the pricing period, the average will be based on the high and low sales prices on those days within the pricing period on which our shares do trade.

•
If we have established a threshold price with respect to a pricing period, then we will exclude from such pricing period (and calculation of the purchase price) any trading day for which the average of the high and low sales prices is less than the threshold price (including any trading day on which there are no sales of our shares). In addition, the Plan Administrator will refund to you (rather than investing in shares) a proportional amount of your waiver investment (including any part that was below the $100,000 aggregate limit that is included in such purchase), based on the number of days in the pricing period for which the threshold price was not met. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•
We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five additional trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met, until a sufficient number of trading days meeting the threshold price has been met. For example, if the determined pricing period is ten days, and the threshold price is not satisfied for three out of those ten days in the initial pricing period, and we had previously announced that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three trading days, then those three days will be used in computing the purchase price in lieu of the three days on which the threshold price was not met. As a result, because there were ten trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•
If we do establish a threshold price for a particular pricing period, the price per share purchased from us pursuant to an approved waiver request will be equal to the average of the high and low sales prices of our common stock, as reported on the NYSE, for each of the trading days in the pricing period, excluding any days that the threshold price is not met and, if applicable, adding days from the pricing period extension on which the threshold price is met (until the full number of days in the pricing period is reached), less any applicable Waiver Discount.

Notice Regarding Threshold Price, Pricing Period Extension Feature and Waiver Discount. At least two business days before the first day of a pricing period, we will determine (a) the length of the pricing period, (b) whether to establish a threshold price and, if a threshold price is established, we will establish its amount, (c) whether to activate the pricing period extension feature and (d) whether there will be a Waiver Discount for such pricing period and, if a Waiver Discount is established, the amount of such discount. We will make these determinations, in our sole discretion, after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs.
You may find out the length of a pricing period, the Waiver Discount, if any, and whether we intend to establish a threshold price or activate the pricing period extension feature for any given pricing period by contacting the SJI Investor Relations staff two business days before the first day of the relevant pricing period.
Neither we nor the Plan Administrator will be required to provide any written notice of the length of the pricing period, any Waiver Discount or threshold price or the activation of the pricing period extension feature for any pricing period.
Purchases of Shares

22.	What is the source of shares to be purchased under the Plan?
All dividends reinvested through the Plan and all optional cash investments will be used to purchase, at our discretion, either (a) newly issued (or treasury) shares directly from us or (b) shares in the open market or in privately negotiated transactions with third parties. We may change the source of the common shares for the Plan without providing you notice that we are doing so.

23.	At what price will shares be purchased?
The “market price” for our shares under the Plan depends on whether the Plan Administrator obtains shares by purchasing them directly from us, in the open market or in privately negotiated transactions with third parties:

•	For Dividend Reinvestments and Optional Cash Investments of $100,000 or Less:

•
the market price for shares purchased in the open market or in privately negotiated transactions will be equal to the weighted average price of all the shares purchased by the Plan Administrator for the applicable investment. The “purchase price” shall be the applicable market price calculated as described in this bullet.

•
the market price for shares that the Plan Administrator purchases directly from us will be equal to the average of the high and low sales prices of our common shares, as reported on the NYSE, on the five days immediately preceding the applicable investment date on which our shares are traded (for purchases directly from us prior to December 1, 2014, the market price will be equal to the average of the high and low sales prices of our common shares, as reported on the NYSE, on the twelve days immediately preceding the applicable investment date on which our shares are traded). The “purchase price” shall be the applicable market price calculated as described in this bullet, less any applicable discount.

•	For Optional Cash Investments in Excess of $100,000 made pursuant to a waiver request:

•
the market price for shares purchased pursuant to a request for waiver will be equal to the average of the high and low sales prices of our shares, as reported on the NYSE, for each of the trading days in the pricing period (subject to a threshold price provision). The “purchase price” shall be the applicable market price calculated as described in this bullet, less any applicable Waiver Discount. Please see Question 21 for more detailed information.

24.	How many shares will I be purchasing under the Plan?
The number of shares that you purchase depends on several factors including:

•	the amount of dividends you reinvest, including dividends on stock credited to your Plan account;

•	the amount of any optional cash investments you make; and

•	the purchase price of the shares as provided in Question 23.
The Plan Administrator will credit your Plan account with that number of shares (including fractional shares computed to six decimal places) equal to the amount invested, divided by the applicable purchase price.

25.	How will we determine what discount, if any, is applicable to dividend reinvestments or optional purchases under the Plan?
Whether or not we provide newly issued or treasury shares for purchase at a discount of up to 5% is at our sole discretion. While we may determine to offer or not to offer a discount on any basis, we anticipate that any such decision will be based upon certain factors, including, but not limited to, prevailing market conditions, the level of participation in the Plan, our current and projected capital needs, and available sources of capital.
Moreover, for purposes of determining whether we will issue shares at a discount, we may make different decisions with respect to the three ways we may issue shares under the Plan: dividend reinvestments; optional purchases of less than an aggregate of $100,000 in a calendar year; and aggregate purchases of more than $100,000 in a calendar year pursuant to the waiver provisions in Question 21. In addition, we may change from time to time whether we grant a discount or the amount of a discount for each of the three types of issuances independently from the other types of issuances.
To find out whether there is a discount applicable to dividend reinvestments or optional cash purchases of less than an aggregate of $100,000 in a calendar year, please visit the Investors section of the SJI website at www.sjindustries.com, click on the Dividend Reinvestment link under the Shareholder Services tab. For any discounts with respect to waiver purchases (more than an aggregate of $100,000 in a calendar year), see Question 21.
Share Certificates and Safekeeping

26.	Will I receive certificates for shares purchased through the Plan?
You will not receive certificates for shares purchased through the Plan. The Plan Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in non-certificated (i.e., book-entry or electronic) form. This service protects against the loss, theft or destruction of certificates evidencing your common shares.

27.	Can I get certificates if I want them?
Yes, if you should ever want a share certificate for all or a portion of the whole shares in your Plan account, the Plan Administrator will issue and deliver one to you, upon your request, within seven business days of the receipt of your instructions. The Plan Administrator will not issue certificates for fractional shares but will issue a check representing the value of any fractional shares based on the then current market price, less any service fees or other costs of sale. The Plan Administrator will continue to credit any remaining whole or fractional common shares to your Plan account.

28.	May I deposit share certificates I currently hold into my Plan account?
If you own shares in certificated form, you may deposit all of the certificates in your possession with the Plan Administrator for safekeeping. To deposit your share certificates you should send the certificates to the Plan Administrator by registered or certified mail, return receipt requested (or some other form of traceable mail), and properly insured. The insured amount represents the approximate cost to you of replacing share certificates if they are lost in transit to the Plan Administrator. Do not sign the certificate or complete the assignment section. The Plan Administrator will promptly send you a statement confirming each share certificate deposited. The Plan Administrator will credit the shares represented by the certificates to your Plan account in book-entry (sometimes called electronic) form and will combine the shares with any whole and fractional shares then held in your Plan account.
Please do not send your certificates to SJI; as indicated above, you must send any certificates you want to deposit for safekeeping to the Plan Administrator. We cannot be responsible for any certificates you send to us.
In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell common shares through the Plan. See Question 31 for more information on how to sell your common shares under the Plan.
You may deposit certificates for shares into your Plan account regardless of whether you have authorized reinvestment of dividends.

Sale and Transfer of Shares

29.	Can I transfer shares that are held in my Plan Account?
Yes. You may transfer the ownership of all or part of the shares held in your Plan account to a Plan account for another person. This could include a gift or private sale. Requests for these transfers require a Medallion Signature Guarantee. You should contact the Plan Administrator to obtain the proper instructions, requirements and documents necessary to complete your transfer.

30.	Can I pledge my shares held in my Plan account?
Shares credited to your Plan account may not be pledged. If you want to pledge any of the shares held in your Plan Account, you must first request the Plan Administrator to issue you a certificate for such shares.

31.	How can I sell shares?
You may sell some or all of your shares held in your Plan account either through your broker or through the Plan Administrator.
If you elect to sell shares through a broker that you have selected, you must first request the Plan Administrator to move your shares to the Direct Registration System (DRS) and then have your broker request the Plan Administrator to electronically transfer the number of whole shares you want to sell through the DRS Profile System. The Plan Administrator will generally move your shares to DRS approximately three business days after your request is received. Alternatively, you may request the Plan Administrator to send you a certificate representing the number of shares you want to sell. The Plan Administrator will generally issue certificates for your shares within seven business days after your request is received.
You can also sell any number of shares held in your Plan account at any time by contacting the Plan Administrator. The Plan Administrator will use “batch orders” to sell shares held in the Plan. A batch order is an accumulation of all sales requests by security holders for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose, the Plan Administrator may combine your shares with those of other selling participants. In every case of a batch order sale, the sale price for each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker. You will receive the sale price for your shares sold, less a service fee of $25.00 and a trading fee of $0.10 per share sold. Proceeds are normally paid by check, and are distributed within one business day after a participant’s sale transaction has settled.
All per share trading fees include any brokerage commissions the Plan Administrator is required to pay. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded. The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. You should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request.
The Plan Administrator also reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.
Please remember that if you elect to sell your shares through the Plan Administrator, the price of our stock may decline during the period between your request for sale, the Plan Administrator’s receipt of your request and the date of the sale in the open market. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate for the shares are actually delivered to you.
Termination of Your Account upon Sale of All Shares. Please note that if your total holdings fall below one share, the Plan Administrator may liquidate the fractional share and remit the proceeds to you, less any service fees or other costs of sale, and close your Plan account. See Question 10.

32.	Can I transfer my right to participate in the Plan to another person?
You may not transfer your right to participate in the Plan to another person. However, you may change ownership of all or part of your Plan shares through a gift, sale or otherwise. See Question 29.
Termination of Participation

33.	How may I terminate my participation under the Plan?
The Plan is entirely voluntary, and you may request to withdraw at any time. In order to withdraw from the Plan, you must contact the Plan Administrator.
You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. As indicated in Question 16, to be effective for any given dividend payment, the Plan Administrator must receive notice no less than five days before the record date for such dividend payment. You may discontinue the reinvestment of dividends without withdrawing from the Plan.
If you withdraw from the Plan, the Plan Administrator will move your shares to the Direct Registration System (DRS), which would allow you to maintain your ownership of those shares in book-entry (sometimes called electronic) form in your name in an account at our transfer agent, which currently is the Plan Administrator. Shares held in DRS have the same rights and privileges as shares of our stock that are represented by a certificate. Alternatively, you may request the Plan Administrator to deliver to you a certificate for whole shares in your Plan account. The Plan Administrator will generally issue certificates within seven business days after your request is received. A cash payment for any fractional shares, less any service fees or other costs of sale, will be sent to you. If you terminate your account after the record date for a dividend payment, that dividend will be credited in the manner consistent with your previous elections.
Alternatively, if you so direct, the Plan Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees. See Question 31.
Rejoining the Plan after Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by enrolling online, or by filing a new Direct Stock Purchase and Dividend Reinvestment Form with the Plan Administrator, and otherwise complying with the terms of the Plan. However, the Plan Administrator has the right to reject your participation if you repeatedly join and withdraw from the Plan, or for any other reason. The Plan Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.
Fees and Commissions

34.	What are the costs of participating in the Plan?
As of the date of this prospectus, you will not pay any trading fees, service charges or other fees on shares purchased through the Plan; we will pay service charges and other fees to the Plan Administrator in connection with the reinvestment of dividends and optional cash investments to purchase shares. We may, in the future, charge for such services. You will be responsible for any fees payable in connection with your sale of shares from the Plan. Please refer to the following tabular summary of Plan fees and commissions for more information regarding the current costs of participating in the Plan:
Summary of Fees and Commissions
Transaction                         Charge
Enrollment fee for new investors                 None
Purchase of shares with initial investment             None
Subsequent purchases through optional cash payments    None
Reinvestment of dividends                 None

Sale of shares*                         $25.00 per transaction plus
$0.10 per share
Transfer of shares                         None
Safekeeping of shares                     None
Certificate issuance                     None**
Check replacement                    $3.00 per check
Returned checks or failed automatic deductions         $25.00 per occurrence
Duplicate statement (one year or older)             Electronic delivery: None
Paper delivery: $10.00

Historical research                    $25.00 per request
________________________________________
*The Plan Administrator will deduct the service charge and trading fees from the proceeds of a sale. As indicated in Question 31, you may also sell your shares through your own broker.
**In the future, there may be a charge for issuing share certificates. The Plan Administrator will inform you of any such charge in the future at the time you request the issuance of a certificate.
Reports and Notices to Participants

35.	How will I keep track of my investments?
The Plan Administrator will send you a transaction notice confirming the details of each transaction you make. The statement will reflect your activity in your Plan account for the year to date and the balance of shares in your Plan account following the most recent transaction. If you continue to participate in the Plan but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of shares in your Plan account. Participants who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices. For shares acquired in the Plan after January 1, 2011, specific cost basis information will be recorded and maintained by the Plan Administrator in accordance with applicable law.
You may also create a login and review your Plan account and transactions online through the Plan Administrator’s shareholder portal at http://shareholder.broadridge.com/sji.
In addition, you will receive the same communications as other shareholders, including any quarterly reports to shareholders, the annual report to shareholders and our annual proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your Plan account in the form and manner required by the Internal Revenue Service.

36.	Where will notices be sent?
All notices, statements and reports will be sent to your latest address of record with the Plan Administrator. You should notify the Plan Administrator promptly, in writing, of any change of address.
U.S Federal Tax Consequences

37.	What are some of the U.S. federal income tax consequences of a shareholder’s participation in the Plan?
The following discussion summarizes certain U.S. federal income tax consequences, under current law, of participation in the Plan. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income tax purposes, broker dealers, foreign corporations, other foreign entities, and persons who are not U.S. Holders (as defined under the federal income rules). This summary is based on various rulings of the Internal Revenue Service (IRS) regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan. The following discussion is for general information only, and you are urged to consult your own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from your participation in the Plan and the acquisition and disposition of any shares purchased pursuant to the Plan.
This discussion also assumes that all dividends will be from “earnings and profits” and, therefore, will constitute dividends (rather than a return of capital) for federal income tax purposes. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock
You are responsible for determining the tax consequences related to any shares purchased, sold, deposited or withdrawn under the Plan.
Reinvested Dividends. In general, with respect to cash dividends paid by us and reinvested under the Plan, you will be treated for U.S. federal income tax purposes as though you actually received a distribution in cash. With respect to reinvested dividends used to purchase shares (including any fractional share) directly from us, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares purchased for your account under the Plan, which will include any shares purchased in excess of the dividend amount as a result of any applicable discount. With respect to reinvested dividends used to purchase shares (including any fractional share) on the open market or in a negotiated sale, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase those shares and your allocable portion of the brokerage commissions paid by us to purchase those shares on the open market. These distributions will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. We will report to you for tax purposes the dividends to be credited to your account as well as brokerage commissions incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.
Optional Cash Investments. If you make an initial or optional cash investment, you may be treated as having received an additional distribution equal to the excess, if any, of the fair market value of the shares acquired over the amount of your cash investment, taking into account any applicable discount. The IRS has indicated in several private letter rulings that a participant in both the dividend reinvestment and optional cash purchase portions of a plan similar to our Plan who makes an optional cash purchase under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. In several other private letter rulings the IRS has ruled that a participant in the optional cash purchase portion of a plan who made an optional cash purchase of shares under the plan at a discount, but who did not elect to have dividends reinvested, was not treated as having received a distribution. In addition, the IRS has held in certain private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants pursuant to the optional cash purchase features of a plan were to be treated for U.S. federal income tax purposes as constructive distributions to participants who were shareholders of the corporation. However, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to whom they are issued. Participants who make initial or optional cash investments to purchase our common stock should consult with their own tax advisors regarding consequences of the investment.
We will report to you for tax purposes the dividends to be credited to your account as well as brokerage commissions incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.
Holding Period. The tax basis of shares purchased with reinvested dividends pursuant to the Plan will generally equal the total amount of distributions you are treated as having received, as described above. The tax basis of shares acquired with initial or optional cash investments generally will equal the amount of the cash payment plus the amount of any additional distributions you are treated as having received in connection with a purchase made, as described above. The tax basis of shares purchased in the open market to satisfy Plan requirements will include the amount of any brokerage fees incurred on your behalf. The tax basis of shares acquired under the Plan will be reported in accordance with new Treasury regulations that are currently effective. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to use cost basis averaging for shares in the Plan acquired after January 1, 2011. We expect that the Plan Administrator’s default method of determining cost basis, which is FIFO - First In, First Out, will apply.
The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares acquired at different times will have different holding periods.

Receipt of Share Certificates and Cash. You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us.
Sale of Shares. You will generally recognize gain or loss when shares acquired under the Plan (including fractions of a share) are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference between the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and your tax basis in the shares sold. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or upon the Plan’s termination. The amount of such a gain or loss will be equal to the difference between the amount which you receive for your fractional shares and your tax basis in such fractional shares. Whether the capital gain is long-term or short-term will depend on your holding period of the fractional share. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.
Withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. In any case in which U.S. federal income taxes are required to be withheld, the Plan Administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income.
Medicare Tax. Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. Participants that are individuals, estates or trusts should consult with their own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of an investment in shares acquired through the Plan.
FATCA. The Foreign Account Tax Compliance Act and the Treasury Regulations thereunder (as modified by IRS Notice 2013-43), commonly referred to as FATCA, withholding may be required with respect to dividends in respect of common stock paid on or after July 1, 2014, and gross proceeds from the sale of common stock paid on or after January 1, 2017, for participants that hold the shares of common stock through a foreign financial institution or a non-financial foreign entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to (a) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (b) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in our shares stock acquired through the Plan.
The above discussion is only an outline of our understanding of some of the applicable federal income tax provisions as of the date of this prospectus. The preceding summary may be rendered inaccurate by any future amendment to the federal income tax laws or any future interpretations of such laws by applicable authorities. For specific information as to the tax consequences of participation in the Plan, including any future changes in applicable law or interpretations, you should consult your own tax advisor.
Other Information

38.	How can I vote my shares?
If you participate in the Plan, you, as a holder of our stock, will have the same rights as every other holder of our stock. You will be provided with all required documentation to vote whole shares credited to your Plan account. Fractional shares may not be voted. You will receive a proxy card for signing that provides voting instructions to us, which will indicate the number of whole shares directly credited to your Plan account. A properly submitted proxy will be voted according to your instructions.

39.	What happens if we declare a stock split or a stock dividend?
Any shares resulting from a stock split or stock dividend on shares in your Plan account (whether you are holding certificates for any such share or whether the Plan Administrator holds your shares in book-entry (electronic) form) will be credited to your Plan account. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.

40.	What happens if we have a rights offering related to our shares?
If we have a rights offering related to our shares, you will receive rights based upon the total number of whole shares registered in your name that are included in your Plan account.

41.	Can the Plan be amended, modified, suspended or terminated?
Yes. We reserve the right to amend, modify, suspend or terminate the Plan at any time. You will receive written notice of any material amendment, modification, suspension or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

42.	What are our responsibilities and the responsibilities of the Plan Administrator?
Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (a) arising from the failure to terminate your Plan account upon your death or judgment of incompetence prior to the Plan Administrator’s receipt of notice in writing of the death or incompetence, (b) relating to the prices and times at which the Plan Administrator buys or sells shares for your Plan account or (c) relating to any fluctuation in the market value of our shares.
The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth within this prospectus to be performed by it, and no implied covenants or obligations shall be read into the Plan against the Plan Administrator or us. The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion, to facilitate purchases and sales of shares for you.
The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. Our board may change the amount and timing of dividends at any time without notice.

43.	Who interprets and regulates the Plan?
Any questions of interpretation arising under the Plan will be determined by us in our sole discretion and any such determinations will be final. We may adopt rules and regulations to facilitate the administration of the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Plan Administrator.

44.	What law governs the Plan?
The laws of the State of New Jersey govern the Plan
PLAN OF DISTRIBUTION
In connection with the administration of the Plan, we may be requested to approve investments made pursuant to waivers of our aggregate calendar year limitation by or on behalf of participants or other investors who may be engaged in the securities business.
Persons who acquire shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our shares so purchased. We may, however, accept investments made pursuant to waivers of limitations by such persons.
Subject to the availability of shares registered for issuance under the Plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.
Our stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market or in privately negotiated transactions. We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our shares under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.10 per share), a sales fee of $25.00 (subject to change at any time) and any required tax withholdings or transfer taxes.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public on the SEC’s web site at http://www.sec.gov. You may also read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our website is located at http://www.sjindustries.com. The information on our website is not part of this prospectus.
This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto which we have filed with the SEC under the Securities Act of 1933 with respect to the shares of common stock offered hereby, and to which reference is hereby made. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus or in the registration statement. Requests should be made to our Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037 or at (609) 561-9000.
You can also inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC rules):
1.    Our Annual Report on Form 10-K for the year ended December 31, 2013.
2.    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September              30, 2014.
3.    Our Current Reports on Form 8-K filed on January 24, 2014, April 28, 2014 (the second Form 8-K         filed on such date, which is with respect to Item 5.07 of Form 8-K), June 27, 2014, August 19, 2014 and September 29, 2014 (the second Form 8-K filed on such date, which is with respect to Items 1.01, 2.03 and 9.01 of Form 8-K).

4.    The description of our common stock contained in our Registration Statement on Form 8-B (File             No.1-3990).
Please note, beginning in the first quarter of 2014, for segment reporting purposes, SJI began grouping its nonutility operations into two areas: Energy Group and Energy Services. Energy Group includes the wholesale energy, retail gas and other, and retail electric operations segments. Energy Services includes on-site energy production and appliance service operations segments. SJI’s reportable operating segments have not changed, but due to this change in grouping, the subtotals presented will differ from those reported in our prior financial statements. This grouping will continue in future filings and will result in these subtotals to be recast to conform with the current period presentation.
In addition, all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in and shall be a part of this prospectus from the date of the filing of such documents.
The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will modify or supersede this information. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You can request a copy of these documents, excluding exhibits not specifically incorporated by reference into these documents, at no cost by writing us at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Corporate Secretary, or by telephoning us at (609) 561-9000.
USE OF PROCEEDS
The net proceeds from the sale of treasury or newly issued shares by us to the Plan will be used for working capital and for general corporate purposes. We will not receive any proceeds from the purchase of shares under the Plan in the public market or through privately negotiated transactions.
LEGAL MATTERS
The validity of the shares of common stock offered hereby have been passed upon by Cozen O’Connor, Philadelphia, Pennsylvania.
EXPERTS
The consolidated financial statements, and the related financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”) incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

You should rely only on the information that is provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of the applicable documents.

Dividend Reinvestment and
Direct Stock Purchase Plan

5,177,642 Shares of
Common Stock

PROSPECTUS

November 24, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, other than the registration fee:
SEC registration fee                            .    $32,962.16
Legal fees and expenses                                30,000
Accounting fees and expenses                            4,000
Printing expenses                                    10,000
Miscellaneous                                    500.00
TOTAL                                    $77,462.16

Item 15. Indemnification of Directors and Officers.
The New Jersey Business Corporation Act, or NJBCA, provides that a New Jersey corporation has the power to indemnify a corporate agent (defined by the statute to include, among others, the corporation’s officers and directors) against his or her expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his or her being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his or her conduct was unlawful.
The NJBCA also provides that a New Jersey corporation has the power to indemnify a corporate agent against his or her expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his or her being or having been such corporate agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.
As authorized by the NJBCA, Article IV of our Bylaws provide that we shall indemnify any corporate agent against his or her liabilities and expenses in connection with any proceeding involving the corporate agent by reason of his or her being or having been such a corporate agent to the extent that (a) such corporate agent is not otherwise indemnified and (b) the power to do so has been or may be granted by statute, and for this purpose our Board of Directors may, and on request of any such corporate agent shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.
The NJBCA permits a New Jersey corporation to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify him or her against such expenses and liabilities under the provisions of the NJBCA. We maintain and pay all premiums on a directors and officers liability policy for our directors and officers and those of our subsidiaries as permitted by the NJBCA.

Item 16. Exhibits.
Exhibit
Number        Description____________________________________________________

5.1	Opinion of Cozen O’Connor

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Cozen O’Connor (contained in Exhibit 5)

24        Power of Attorney (included on signature page of the registration statement)

Item 17. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
    (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Folsom, State of New Jersey, on November 24, 2014.
SOUTH JERSEY INDUSTRIES, INC.

By:      /s/ Edward J. Graham
Edward J. Graham
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Michael J. Renna and Stephen H. Clark, and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments to this registration statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 (including post-effective amendments to the this registration statement and any such related registration statements), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature                    Title            Date

  /s/ Edward J. Graham        Chairman and                November 24, 2014
Edward J. Graham        Chief Executive Officer
(Principal Executive Officer)

  /s/ Stephen H. Clark        Chief Financial Officer (Principal        November 24, 2014
Stephen H. Clark            Financial and Accounting Officer)

  /s/ Sarah M. Barpoulis            Director                November 24, 2014
Sarah M. Barpoulis

  /s/ Thomas A. Bracken            Director                November 24, 2014
Thomas A. Bracken

  /s/ Keith S. Campbell            Director                November 24, 2014
Keith S. Campbell

  /s/ Victor A. Fortkiewicz            Director                November 24, 2014
Victor A. Fortkiewicz

  /s/ Sheila Hartnett-Devlin        Director                November 24, 2014
Sheila Hartnett-Devlin

  /s/ Walter M. Higgins III            Director                November 24, 2014
Walter M. Higgins III

  /s/ Sunita Holzer            Director                November 24, 2014
Sunita Holzer

  /s/ Joseph H. Petrowski            Director                November 24, 2014
Joseph H. Petrowski

  /s/ Michael J. Renna            Director                November 24, 2014
Michael J. Renna

  /s/ Frank L. Sims            Director                November 24, 2014
Frank L. Sims

EXHIBIT INDEX

Exhibit
Number        Description of Document

5.1	Opinion of Cozen O’Connor

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Cozen O’Connor (contained in Exhibit 5.1)

24	Power of Attorney (included on signature page of the registration statement)

Exhibit 5.1
[LETTERHEAD OF COZEN O’CONNOR]

November 24, 2014
South Jersey Industries, Inc.
1 South Jersey Plaza
Folsom, NJ 08037
Re:    Registration Statement on Form S-3 of South Jersey Industries, Inc.

Ladies and Gentlemen:
We have acted as counsel to South Jersey Industries, Inc. (the “Company”), in connection with the Registration Statement on Form S-3 to be filed by the Company (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale of up to 5,177,642 shares (the “Shares”) of common stock, par value $1.25 per share, of the Company, pursuant to the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.
The opinion expressed herein is limited to the New Jersey Business Corporation Act of the State of New Jersey, as currently in effect, and we express no opinion with respect to the effect of the laws of any other jurisdiction.
Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares when issued and sold and paid for in accordance with the Plan, be validly issued, fully paid and nonassessable, provided that the consideration for the Shares is not less than the par value thereof.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,

/s/ COZEN O’CONNOR

25

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2014, relating to the consolidated financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 24, 2014